January 4, 2006



Mr. H. Wagter
Chief Financial Officer/Managing Director
Kappa Holding B.V.
Dr. Holtroplaan 5
NL-5652 XR Eindhoven
The Netherlands


	Re:	Kappa Holding B.V.
		Form 20-F for Fiscal Year Ended December 31, 2004
Filed June 27, 2005
      File No. 333-11044-02


Dear Mr. Wagter:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.



								Sincerely,



								Jill S. Davis
								Branch Chief

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Mr./Ms.
Company Name
Date, 2005
page 1




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